Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation in the Registration Statement on Form S-1 of our report dated January 26, 2021, relating to the audit of the financial statements of BTCS, Inc. included in the Annual Report on Form 10-K filed on January 26, 2021 and contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of that uncertainty.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ RBSM LLP
RBSM LLP
Henderson, Nevada
January 28, 2021